DATAMEG CORP. AND QUANTUM ADVANCED TECHNOLOGIES ENTER NEGOTIATIONS TO SETTLE LITIGATION


WASHINGTON DC, Nov. 22 -- DataMEG Corp. (OTC BB: DTMG) announced today that they have entered into negotiations with Quantum Advanced Technologies to settle the litigation styled Quantum Advanced Technologies, Inc. v. Phillips et al, Civil Action No. 00ca0001066.

Mr. Andrew Benson, President DataMEG Corp. stated, "We are in serious negotiations with Quantum Advanced Technologies, Inc. aimed at settling the intellectual property dispute relating to our CAS technology development. We have agreed to several key issues surrounding the dispute, and though there are significant issues remaining, we feel that the parties are working diligently to get all of the issues resolved and put this matter to rest. We hope to come to an amicable solution to this litigation in the near future."

Mr. Benson continued, "DataMEG Corp. anticipates that Quantum Advanced Technologies, Inc. will make a statement regarding these negotiations, which may be viewed on their Web site: http://www.QuantumAdvancedTechnologies.com . We all look forward to the termination of this time consuming and inefficient exercise."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS, DSL and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and it's subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. or its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.